Exhibit 5.1

CLIFFORD CHANCE US LLP
31 WEST 52ND STREET
NEW YORK, NY 10019-6131
TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com

June 25, 2021

Global Self Storage, Inc.
11 Hanover Square, 12th Floor
New York, NY 10005

Ladies and Gentlemen:

We have acted as counsel to Global Self Storage, Inc., a Maryland Corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-227879) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the proposed offer and sale by the Company of 1,289,720 shares of the Company's common stock, par value $0.01 per share (the “Shares,” which includes up to an additional 168,224 shares of common stock which may be sold pursuant to the underwriters' option to purchase additional shares of common stock), for issuance pursuant to an Underwriting Agreement (the “Underwriting Agreement”), by and between the Company and EF Hutton, division of Benchmark Investments, LLC as representatives of the several underwriters named in Schedule A therein (the “Underwriters”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors and the pricing committee of the board of directors, the Shares will be legally issued, fully paid, and nonassessable. The opinion set forth in this letter relates only to the Maryland General Corporation Law as currently in effect, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Clifford Chance US LLP